Exhibit 4.2

'" Mercantile Ban k The Business Bank inspi re d by entrepreneurs 05 March 2020 The Directors CARTRACK(PTY)LTD 11 KEYES AVENUE ROSEBANK JOHANNESBURG 2196 Dear Sir/Madam, SHORT TERM/ OTHER FACILITIES I/Ve are pleased to inform you that i'vl - ercantile Bank Limited ("the Bank") has agreed to provida tha Fa c ilityi ia s as shown below to ; CAR TRACK (PTY) LTD - Registration Numb er : 2001 / 006053 / 0 ?("the Borrower') against ths s 2 curiU - 3 s specified and the t 2 rms and condit ions record ::; d h 2 rein and in Annexu r e A attached hereto . The Facility/ies may be availed of as herc,inaiter described as soon as a ll documentation and securities required have been provided to t he Bank and found to be in order and the terms and conditions precedent hereo f have been complied with . Facility letters and/or other agreements in respect of any other facility/ies whether mentioned herein or not will however remain in fu!I force and effe( ; t rega rding such faci!ity/ies . 1. FACILITIES TYPE LIMIT PURPOSE SHORT TERM 1. Overdraft R2,000,000.00 Working Capital OTHER FACILITIES 2. Automated Clearing Bureau 3. Instalment Sales Credit Line 4. Foreign Exchange R20,000,000.00 R100,000,000.00 RS00,000.00 To facilitate collection of payments Asset finance To hedge foreign currency risk - · - - - - - - - -- -- ======= - = - - - :.. - - _ - _ - _ - _ - _ - _ - - _ - _: _ - _ - _ - . - = - - - - -- -- - -- -- = - ȹ - - - - -- - - - - ȹ - - - - - - ȹ - -- - -- = = - = - Commercial Suite, 142 West Street, Sandown, 2196. PO Box 782699, Sandlan, 2146 . Tel : 011 - 302 - 0300 Fax : 011 - 302 - 0738 { http://www.mercantile . co . za ) - _ J i ! i Directors: SL Botha [Chainnan], KR Kumbier• (Chief Executive Officer], MEL Teixeira• [Financial Director] GM Fourie•, AP du Plessis* , JP Verster, JD McKenzie, CA Otto, K Makwane, DP Meintjes, PJ Mouton, NS Mashiya•, MS du Pre le Roux [•Executive Director], Company Secretary: T Singh ȹ a avc.. Mercantile Bank Limited Reg. No. 1965/006706/06 . An Authorised Financial Services and Credit Provider. NCRCP19 ȹȹ

Page 2 of 14 2. SECURITY HELD None. 3. SECURITY TO BE OBTAINED 1. None. 4. SECURITY TO BE RELEASED 1. None. 5. CONDITIONS PRECEDENT 1. The Borrower must complete and sign the Social and Environmental Management Checklist attached hereto marked Annexure B and will be required to do so annually during a review of the Facility/ies . 6. ONGOING CONDITIONS 1. All Ongoing Conditions in terms of any preceding agreements remain applicable. 2. The Facility limit in respect of the Automated Clearing Bureau Facility is calculated at 10% of the value hedged . 3. The Facility limit in respect of the Foreign Exchange Facility is calculated at 10% of the value hedged. 4. Foreign Exchange cover may not exceed a period of 12 months . 7. PERIOD AND REPAYMENT OF FACILITIES 1. The Overdraft Facility will expire on 31 October 2020 when the full and outstanding balance shall become immediately due, owing and payable . 2. The Facility/ies is/are available from the signature of this Facility Letter by the Borrower, the perfection of the abovementioned security requirements and the fulfilment of the conditions precedent . 3. Unless otherwise specified in this Facility Letter, the Facility/ies shall be reviewed on an annual basis in the sole and absolute discretion of the Bank, although the Bank reserves the right to review the Facility/ies whenever it deems it necessary to do so . Upon such review/s, the Bank will not be obliged to extend any of the Facility/ies for any further period . 4. The review contemplated will be based inter alia, on the latest audited financial statements as well as trading results, anticipated cash flow figures for the ensuing year where applicable and, in addition, any information concerning or relating to the Borrower or affecting its performance of which the Bank may be aware or be made aware . 5. Notwithstanding anything else to the contrary contained herein, the Facility/ies including any unused portion of Other Facility/ies will be subject to normal banking practice and may be withdrawn by the Bank in its sole discretion and shall be repayable on demand . 6. Subject to the clause above, Other Facilities are available and will be paid as agreed upon in the separate agreements concluded or to be concluded between the Bank and the Borrower. In this regard, please also note clause 24 of Annexure A hereto. p q (5>0 Form 313 A (312016) Mercantile Bank Limited Registration Number 1965/006706/06 An authorised Financial se1Vices and Credit provider. NCRCP19 t ȹ 8. PRICING

Page 3 of 14 1. The rate of interest on the Overdraft Facility per clause 1.1 will be levied at the Bank's Prime Lending Rate per annum (currently 9 . 75%) less 1.50%. 2. The utilisation of the Facilities in excess of that arranged will be priced in terms of any such specific arrangement and in the absence thereof ; such excess utilisation will attract penalty interest up to the maximum rate in terms of the applicable legislation ; and excess fees . 3. The Bank reserves the right to alter the rate and / or the method of calculating interest rates at any time . If the Bank does so, written advice of the alterations and their effective date/s will be delivered or sent to the Borrower within a reasonable time . 4. The said interest levied will be debited to the Borrower's appropriate account concerned at least once i n each month . 5. The rate of interest on the Other Facilities will be levied as agreed upon in the separate agreement(s) concluded or to be concluded between the Bank and the Borrower . 9. FEES AND BANK CHARGES The Bank shall be entitled to levy the following fees and charges : 1. A once - off raising fee of R 30 , 000 . 00 (excluding VAT) will be payable upon the s i gning of this Facility Letter by the Borrower . 2. Any other fees levied by the Bank including but not limited to process fees , cheque debit fees, cash deposit and withdrawal fees and electronic banking fees will be communicated to the Borrower in a manner the Bank, in its sole discretion , deems fit . 3. In accordance with legislation , all fee - based financial services provided by financial institutions will be subject to VAT . Kindly note that the fees quoted above are exclusive of VAT . 4. The Bank is further entitled to charge any other fees allowed by l aw or as agreed upon between the Bank and the Borrower in terms of any separate agreement(s) concluded or to be concluded between the Bank and the Borrower . 5. All fees charged by the Bank will be debited to the relevant Facility/ies . 10. STANDARD TERMS AND CONDITIONS The Bank's standard terms and conditions attached hereto and marked Annexure A to Facility Letter , is applicable and binding on the Borrower . 11. ACKNOWLEDGEMENT Th i s Facility Letter read with Annexes . A and B, as updated from time to time, and the security documents constitute the agreement between the Borrower and the Bank and it shall be appreciated if the Borrower will acknowledge receipt of this Facility Letter by signing and returning the attached duplicate . Please note that failure by the Borrower to acknowledge receip t or return the aforesaid signed duplicate will not nullify or have any other legal effect on the Facility Letter if the Borrower avails of the Facility/ i es . This offer shall remain valid for 30 (thirty) days from date hereof whereafter same will become null and void . Yours faithfully, ȹ Form 313 A (3/2016) Mercantile Bank Lim i ted Registration N umber 1965/006706/06 An authorised Financial services and Credit provider. NCRCP19 ȹ ȹ ȹ

Page 4 of 14 \ - \ · , ȹ Johan Kraftt Account Executive For : Mercantile Bank Limited Application Ref : 623418 (f Form 31 3 A (3/2016) Mercantile Ban k Limited Registration Number 1965/006706 / 06 An authorised Financial services and Credit provider . NCRCP19 ȹ ;t &

MERCANTILE BANK LIMITED
ANNEXURE A TO FACILITY LETTER

Mercantile Bank
The Business Bank inspired by entrepreneurs

STANDARD TERMS AND CONDITIONS

The Standard Terms and Conditions contained herein apply to all Facilities entered into between Mercantile Bank Limited Reg. No. 1965/006706/06 ("the Bank") and the Client of the Bank ("the Borrower"), unless otherwise agreed in writing. These Standard Terms and Conditions together with those recorded in the Facility letter of which it is an annexure, the terms and conditions relating to any security provided by the Borrower and all other agreements and documentation relating to the Facility(ies) recorded for the Borrower, constitute the agreement between the Borrower and the Bank with regards to the Facility(ies).

1 GENERAL

1.1 Any references to one gender shall refer also to the other genders and any references to the singular shall include the plural where such interpretation is intended in the spirit of the agreement

1.2 The Standard Terms and Conditions are to be read in conjunction with all other agreements and documentation (including security documentation) relating to the Facility(ies) recorded for the Borrower. Where there is a conflict between the Standard Terms and Conditions and such other documentation, however, the terms and conditions of such other documentation shall take precedence over the Standard Terms and Conditions. Any banking customary terms and conditions will apply in addition to the terms and conditions referred to in this 1.2.

1.3 The non-fulfilment and non-compliance by the Borrower with regard to the Standard Terms and Conditions, for the term of the Facility(ies) and/or during any period, in which the Borrower is indebted to the Bank, shall be determined by the Bank in its sole and absolute discretion.

1.4 When the agreement between the Bank and the Borrower requires that the Bank must be provided with proof of something, such proof must be to the satisfaction of the Bank as determined by the Bank in its sole discretion.

1.5 When the agreement between the Bank and the Borrower requires that the Bank must be provided with an account (including management accounts), agreement, information, a document, statement, report (including a valuation- and debtors report) or the like, such account (including management accounts), agreement, information, document, statement, report (including a valuation- and debtors report) or the like must be to the satisfaction of the Bank in respect of its form, content and substance and may not contain any adverse information, as determined by the Bank in its sole discretion.

1.6 When the agreement between the Bank and the Borrower requires that a specific ratio or covenant shall apply, such ratio or covenant shall be calculated by using principles and/or formulae generally acceptable in the banking industry in the Republic of South Africa.

2 Standard Conditions Precedent

Availability of the Facility(ies) shall be subject to the following Conditions Precedent:

2.1 Provision to the Bank of the original, or certified copies of the Borrower's Founding Statement, Trust Deed or Memorandum of Incorporation and such other documents the Bank may require, which must prove that the Borrower is empowered to enter into the Facility(ies) in the form and structure contemplated and which must otherwise be acceptable to the Bank in its sole discretion; and

2.2 Provision to the Bank of the original or certified copies of the Surety's/Co-principal Debtor's Founding Statement, Trust Deed or Memorandum of Incorporation and such other documents the Bank may require , which must prove that these entities are empowered to enter into the transactions contemplated and which must otherwise be acceptable to the Bank in its sole discretion; and

2.3 Where either the Borrower and or the Surety/Co-principal Debtor is a natural person, sight of their identity document which must be acceptable to the Bank in its sole discretion and such other documents the Bank may require and proof that they are able to enter into the transaction contemplated is required; and

2.4 Certified copies of the necessary resolutions empowering each party to the Facility(ies) and related agreements/documentation to enter into the Facility(ies) and related agreements / documentation and Naming the principals who are to sign on behalf of each party, together with specimen signatures; and

2.5 Payment instructions, signed by an authorised signatory, detailing the bank account details to which the Bank must make payments, if any, in terms of the Facility(ies) and related agreements/ documentation; and

2.6 Proof of exemption from Section 3 (1) (f) of the Exchange Control Regulations if the Borrower is an affected person in terms of the said regulations; and

2.7 Provision to the Bank of any other documentation or information reasonably required by the Bank; and

2.8 Perfection of the collateral/security as specified in the Facility letter; and

2.9 Compliance with the provisions of clause 22 hereof, when applicable

3 Standard Reporting Requirements

The Borrower shall provide the Bank with:

3.1 All information pertaining to the establishment and maintenance of the Facility(ies); and

3.2 Its audited, annual financial statements within

Form 313 A (3/2016) Mercantile Bank Limited Registration Number 1965/006706/06 An authorised Financial services and Credit provider. NCRCP19

Annexure A - Page 6 of 14 3.3 3.4 4. 4 . 1 4.1.1 4 . 1 . 2 4 . 1 . 3 4.1.4 4.1.5 4 . 1.6 4.1 . 7 4.1 . 8 4.1.9 six months of i ts financial year end or on request by the Bank ; and The audited, annual financial statements of each and every Surety and/or Co - principal Debtor within six months of each Surety's/Co principal Debtor's financial year end or on request by the Bank ; and A signed statement of personal assets and liabilities (including all contingent liabilities) and of income and expenditure , where either the Borrower or the Surety/Co - princ i pal Debtor is a natural person , on each anniversary of the Facility(ies) or on request by the Bank Standard Covenants The Borrower covenants that for the term of the Facility(ies) it shall : Comply at all times with all terms and conditions of the Facility(ies) as contained in the Facility letter ; these Standard Terms and Conditions , security documents and any other documentation pursuant to which the Fac il ity(ies) has/have been established ; and Pay promptly on demand by the Bank any and all amounts due and payable to the Bank, including , but not limited to, any costs incurred by the Bank in establishing and maintaining the Facility(ies) ; and Maintain all insurances in amounts and upon terms and conditions usual and customarily required by prudent business people in similar business circumstances or as specifically required by the Bank ; and Maintain interest and foreign e x change rate risk cover in forms, amounts and on terms and conditions which are reasonable and prudent to the orderly conduct of its business or as specifically required by the Bank ; and Promptly and diligently comply with all governmental or similar authority in regulations and directives of any any jurisdiction to which the Borrower shall have been, i s now, or shall be subject to whether directly or indirectly and whether or not such regulations and directives shall have the force of law ; and Comply at all times with all foreign exchange control requirements and regulations and directives established from time to time by the South African Reserve Bank or any other Regulator, as are or may be applicable to the Borrower and/or Surety ; and Ensure that it continues to conduct its business in an env i ronmentally sound and financially responsible and prudent manner, such that none of its creditors shall in any way be prejudiced before, during and after an Event of Default ; and Ensure that the Facility(ies) is/are used solely for the specified purpose(s) for which it was made available by the Bank ; and Ensure that ii does not encumber, pledge, hypothecate or otherwise assign and/or dispose of any of its assets and investments, other than at arm ' s length i n the ordinary course of business, and for valuable 4.1.10 4 . 1 . 11 4.1 . 12 4.1.13 4 . 1 .1 4 4.1 . 15 4.1 . 16 4 . 2 5. 5 . 1 5 . 1 . 1 consideration ("Negative Pledge " ) ; and Ensure that it does not, without the Bank's prior written consent , provide any other creditor with collateral in any form ; and Ensure that any material obligation outside normal trading activities, whether on or off balance sheet is not undertaken w i thout the prior wr i tten consent of the Bank, which shall not be unreasonably withheld . Inform the Bank in writing 7 (seven) bus i ness days prior to it applying to court or it passing a resolution to put the Borrower under business rescue , of its intention to do so . Confirm to the Bank that ii has not received nor is aware of any existing or th r eatened complaint, order , directive, claim , citation or notice from any Regulatory Author i ty under applicable South African law and local requirements which has , or could reasonably be expected to have , a material adverse effect or any material impact on the implementation or operation of the Borrowers operations . Use all reasonable efforts to ensure the social and environmental performance of the Borrower is in compliance with the Bank's Social and Environmental Policy and implement the environmental mitigation and management measures reasonably required . Within 90 days after the end of each financial year of the Borrower , deliver to the Bank a report confirming compliance with the social and environmental covenants set forth in the Bank ' s Social and Environmental Policy, or, as the case may be , identifying any non compliance or failure , and the actions being taken to remedy any such deficiency . Within three days after its occurrence, notify the Bank of any social , labour , health and safety , security or environmental incident , accident or circumstance having, or which could reasonably be expected to have, any material impact on the Borrower's compliance with the Bank's Social and Environmental Policy or a material adverse effect on the Borrower's operation, specifying in each case the nature of the incident, accident , or circumstance and the impact or effect arising or likely to arise therefrom, and the measures the Borrower is tak i ng or plans to take to address them and to prevent any future similar event ; and keep the Bank informed of the on - going implementation of those measures . The Borrower covenants that it shall pay promptly on demand by the Bank any exit fees, unwinding costs (including costs involved in unwinding any hedg i ng instruments) as well as any losses or damages which the Bank may incur if the interest rate lev i ed in respect of the Facility(ies) is a fixed interest rate and the Facility(ies) is/are terminated , partly settled or settled earlier than originally agreed upon . Breach Should Any change occur in respect of the Borrower's position , financially or otherwise which may " affect the Borrower's and/or Surety's/Co Principal Debtor's ability to comply with its Form 313 A ( 3 /2016) Mercantile Bank Limited Registration Number 196 5 /006706/06 An authorised Financial services and Credit provid e r. NCRCP19 ai - " ȹ t ȹ

Annexure A - Page 7 of 14 5.1.2 5 . 1.3 5.1.4 5.2 5.2.1 5.2 . 2 6. 6 . 1 6.2 obligations in respect of the Facility(ies) or which may constitute a material adverse change in the financial or business standing of the Borrower and/or Surety/Co - Principal Debtor and/or any related/inter - related company, entity or person ; and/or The Borrower default in the punctual payment of any amount falling due and payable under the Facility(ies) or in terms of these Standard Terms and Conditions or any other documentation imposing an obligation on the Borrower to make payment to the Bank ; and/or The Borrower breach any other terms and conditions of the Facility letter, these Standard Terms and Conditions, terms and conditions of security and/or any other documentation relating hereto ; and/or • The Borrower and/or Surety / Co - Principal Debtor and/or any related/inter - related company, entity or person default under any material contract or agreement, with any other party, whether or not for borrowed money ; then the Bank shall have the right, but not the obligation, to : Unilaterally modify the pricing on the Facility(ies) and/or call upon the Borrower to provide additional collateral/security in form and substance satisfactory to the Bank, in its sole discretion ; and/or to serve written notice on the Borrower, calling a Breach and giving the Borrower seven business days to rectify the Breach to the sole satisfact i on of the Bank . Events of Default If any of the following events occur ("Event of Default") individually and/or collectively, the Bank shall , at i ts sole discretion, have the right , without prejudice to any other rights which may be available to the Bank , to immediately cancel the Facility(ies), thereby making all amounts outstanding i mmediately due and payable, and thereafter claim immediate payment of all such amounts to the Bank . Should any change occur in respect of the Borrower's position, financ i ally or otherw i se which may affect the Borrower's and/or Surety's/Co - Principal Debtor's ability to comply with its obligations in respect of the Facility(ies) or wh i ch may constitute a material adverse change in the financial or bus i ness standing of the Borrower and/or Surety/Co Principal Debtor and/or any related/inter related company, entity or person ; and/or Should the Borrower and/or its principals on its behalf and/or any Surety Commit an act of insolvency or indicates to the Bank verbally or i n writing that ii cannot continue with the business and/or is unable to 6 . 2.2 6.2.3 6 . 3 6.4 6 . 5 6.6 6 . 7 7 7 . 1 insolvent, whether provisionally or finally ; and/or Have made any materially incorrect or untrue statement or representation or omitted to disclose any material information relating to the Facility(ies), the security, the financial or other affairs of the Borrower and/or any Surety and/or Co - principal Debtor, whether intentionally or in error ; and/or Dispose of or place at risk in any way whatsoever, the security/ collateral held by the Bank for the Facility(ies) ; and/or If the limit/s of the Facility( i es) is/are exceeded ; and/or If the Borrower fails to remedy a Breach after the expiry of the notice period ; and/or If the Borrower and/or Surety fail to comply with any request or requirement of the Bank in terms hereof ; and/or If the Borrower intends applying for business rescue or fails to give notice in terms of clause 4 . 1 . 12 . ii shall constitute an Event of Default Notwithstanding anything else to the contrary contained herein, any Short Term Facility(ies) is/are subject to normal banking practice and may be withdrawn by the Bank in its sole discretion and become payable on demand Currency of Payments and Repayments Unless otherwise agreed in writing ; interest , commission, fees, payments and repayments on a Facility(ies) denominated in any foreign currency shall be payable in that foreign currency including all accrued and unpaid interest , commission, fees and other out - of pocket expenses that the Bank may incur in connection with the establishment, 7 . 2 7.3 pay creditors or suffer any default judgement -------- ȹ o r ȹ w = r '" 1't ȹ o ct t - e = x = e = c = uu onatt acliing any assets issued out of any court against it to remain unsatisfied for more than 14 days , or be placed under business rescue or is liquidated , wound up , whether prov i sionally or finally , or compromises with any of its creditors, or, being a natural person , dies or i s declared the European Council passed on 17 June 1997, as such provisions are amended from ȹ time to time . q \ . Fonn 313 A (3/2016) Mercantile Bank Limited Registration Number 1965/006706/06 An authorised Financial services and Credit provider . NCRCP19 - e.:JJ ȹ maintenance and enforcement of the Facility(ies). It is expressly understood and agreed that , if necessary and in accordance with the general principles of monetary law, the financial obligations arising under this agreement which are expressed and/or payable in a currency unit of a European Union Member State ( " National Currency Unit " ) , shall be automatically considered expressed and/or payable in the s i ngle European Currency Unit which is the lawful currency of the Member States of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community , as amended by the Treaty on European Union, as and when the National Currency Unit ceases to be legal tender or , more generally, will be replaced by such European Currency Unit in accordance with the relevant European Union and/or National Legislation . The relevant conditions for conversion of the National Currency Unit to the European Currency Un i t will be those resulting from the application of the provIsIons of - Arti c len09 L(4) ȹ of the Treaty establish i ng the European Community, as amended by the Treaty on European Union and Resolution 1103/97 of ȹ ȹ 6.2.1

Annexure A - Page 8 of 14

7.4 It is understood that the replacement of the National Currency Unit by the European Currency Unit will not constitute a novation or breaking off of the relations between the parties even if, for technical reasons, it could be noted as a change of reference.

8. Interest Rate

8.1 The prime lending rate is the publicly quoted basic rate of interest per annum (as certified by any manager of the Bank whose appointment it shall not be necessary to prove) at which the Bank lends on

8.2 Interest charged on the Facility(ies) will be calculated on a daily basis (based on a 365 day year factor irrespective of whether or not the year is a leap year) on the balance outstanding from time to time and on unpaid interest, if any, and shall be compounded monthly in arrears.

9. Penalty Interest

Penalty interest will be charged on any amount which has become due and payable to the Bank under the Facility(ies) and which remains unpaid (including capitalised interest on such amounts) until such time the said amount has been paid in full to the Bank or when the limit of the Facility(ies) is/are exceeded for the duration of such excess. In cases where no penalty interest rate is set out in the Facility letter, penalty interest will be charged over and above the Bank's prime lending rate but subject to the maximum rates prescribed by law.

10. Changes in Pricing

10.1 Should any of the following events occur:

10.1.1 A change in the Bank's liquid asset, capital adequacy or other reserve requirements; or

10.1.2 An unforeseen monetary change outside the control of the Bank which may have an effect on the Bank's return; or

10.1.3 Any tax, reserve, exchange or other statutory requirement, or anything analogous thereto in purpose or effect resulting from, but not limited to, any change in law, including any retroactive change thereof, be implemented; or

10.1.4 Any change in the Bank's strategy, business, and the risk or for any other business considerations

10.2 Then the Bank shall be entitled, but shall not be obliged, to review and amend the pricing on the Facility(ies), including all rates, commission and fees quoted, to ensure that the Bank continues to earn the same net return on the Facility(ies) as it would have, had the event not occurred.

10.3 Should the interest rate levied in respect of the Facility(ies) be a fixed interest rate, and the market interest rate decreases materially to the extent that the Borrower's risk profile is adversely effected (as determined by the Bank in its sole discretion), the Bank shall be entitled to require from the Borrower to provide the Bank with further/increased security to the satisfaction of the Bank.

11. Change of Ownership

11.1 Proposed changes to the ownership and/or control of the Borrower must be advised to the Bank and, if implemented, will entitle the Bank to revise the terms of the Facility(ies).

11.2 Proposed changes to the ownership and/or control of a Surety/Co-Principal Debtor must be advised to the Bank in writing.

12. Security

12.1 Any security given by the Borrower or by third parties on the Borrower's behalf to the Bank in respect of the Facility(ies) shall remain in full force and effect notwithstanding any extinction of such indebtedness.

12.2 Since the amount of ceded debtors will vary from month to month, the Borrower agrees to provide the Bank with an aged list of the debtors according to the Borrower books on a monthly basis (if applicable).

12.3 No assets bonded to the Bank by virtue of a general and/or special notarial bond may be disposed of without the Bank's prior written consent except stock in trade in the normal course of the Borrower's or Surety/Co-Principal Debtor's business. A list of all machinery and other assets specially bonded to the Bank must be supplied by the Borrower or Surety/Co-Principal Debtor to the Bank annually, listing serial number and market value (if applicable).

12.4 A condition of the agreed facilities is that adequate insurance cover is provided and maintained over all property bonded as security and all movables under the general and/or special notarial bonds. Such insurance cover shall be provided with due regard to the provisions of Section 43 of the Short Term Insurance Act 53 of 1998 or any amendment or replacement thereof or any other applicable legislation. The Bank may require that the rights under such insurance policy be ceded to the Bank.

12.5 Cession of life and disability cover will be subject to the provisions of Section 44 of the Long Term Insurance Act 52 of 1998 or any amendment or replacement thereof or any other applicable legislation.

12.6 If it is a requirement that the Borrower must cede it's claims in respect of book/trade debts to the Bank as security for the Facility(ies) granted by the Bank to the Borrower, the Borrower is obliged to procure and ensure that all of its debtors shall effect payment of the amounts due and/or owing by the debtors to the Borrower, by depositing such amounts into the Borrower's account held at the Bank or into such other account as may be determined in writing by the Bank from time to time. The Borrower further irrevocably undertakes and warrants in favour of the Bank that it shall immediately in writing instruct all its debtors to effect payment of all amounts due and/or owing by the debtors to the Borrower, into the Borrower's account held at the Bank or into such other account as aforesaid and shall provide proof thereof to the Bank on request. Should any debtor fail to comply with the Borrower's instruction to effect payment as aforesaid, the Borrower is

Form 313 A (3/2016) Mercantile Bank Limited Registration Number 1965/006706/06 An authorised Financial services and Credit provider. NCRCP19

Annexure A - Page 9 of 14 12 . 7 12 . 7.1 12.7.2 12 . 7.3 12.7.4 obliged to immediately pay all amounts received from debtors, into the Borrower's account held with the Bank or into such other account as aforesaid . In the event of the Bank taking immovable property as security : The Bank advises that assessments of properties undertaken by the Bank are to ascertain on the basis of materials used or to be used and land values, whether the land and improvements thereon have sufficient apparent value for the property to act as security for the Facility(ies) granted, and also to assess the replacement value of the improvements for insurance purposes . The assessment is for the Bank's internal purposes only and no warranties whatsoever in respect of the property, its condition or purchase price are given or implied in the granting of the Facility(ies) . The cost of any assessment undertaken for an on behalf of the Bank shall be borne by the Borrower who hereby authorises the Bank to debit the Borrower's account with such costs . The assessor insofar as it would affect the Bank's security neither inspects nor is he/she permitted to advise upon any matter , especially improvements , from the aspect of structural integrity, conformance with approved building plans, the national building regulations nor the land and improvements for suitability to underlying geological conditions or flooding . The Bank accepts no responsibility for any defects whether latent or patent in the property, being either land or improvements as a result of the assessment of the property by the Bank . Where concerns regarding the property exist it is the responsibility of the Borrower to seek appropriate expert advice . The owner of a property is required by law to be in possession of a valid "Certificate of Compliance" for any addition or alteration to an electrical installation or a purchase . In the event of the Borrower failing to obtain insurance as provided for in clause 12 . 4 the Bank is hereby irrevocably authorised and empowered {but not obliged) at any time during the currency of this bond to insure in the name of the Borrower at the expense of the Borrower the buildings and improvements at present on the property and/or which may hereafter be erected thereon with an insurance company nominated by the Bank, against loss or damage by fire and such other risks as may be specified or deemed necessary by the Bank for such replacement value thereof as determined by the Bank . No claim shall lie against the Bank for any loss sustained by the Borrower as a result of the value so determined being found to be inadequate or as a result of the Bank not insuring the building and improvements on the property . The Borrower is responsible for requesting the Bank, in writing, to arrange increased insurance cover should the 12.7.5 12.7 . 6 as a result of the Insurer refusing to pay any claim, for whatever reason and/or the value so determined being found to be inadequate . The Bank is hereby irrevocably instructed and empowered at any time during the currency of this bond to make enquiries, draw statements and obtain any information from any authority regarding rates and taxes levied on the aforesaid property . The Borrower hereby undertakes to provide the Bank, on request, with written proof of regular payment of rates and taxes and the Borrower hereby acknowledges that failure to keep payment of rates and taxes up to date, constitutes a breach of this agreement and will prejudice the Bank and the Bank is hereby entitled to protect its interest in such instance . Mortgage bonds to be registered to secure the Borrower's indebtedness to the Bank in terms of this Facility letter (or any other existing or future indebtedness) by the Bank's attorneys, and the Borrower is requested to sign the necessary documents at the offices of the attorneys . The Borrower is responsible for all costs/fees to register the mortgage bond which shall be payable to the Bank before registration of the mortgage bond . The terms and conditions contained in the Bond document(s) are binding on the Borrower . 7. If the property is a Sectional Tile property: 1. The Borrower will be required to furnish the Bank a conveyancer's certificate reflecting all conditions of the sectional title plan as it applies to the mortgaged unit or alternatively pay to the Bank the amount necessary in order to enable the Bank to instruct its own conveyancers to furnish such certificate . 2. The Bank's attorneys must be provided with a certified copy of the rules adopted by the Body Corporate and if this Facility(ies) is granted in connection with the transfer of the first unit, the developer must undertake to the Bank that on transfer of the mortgaged unit he will procure that those rules will in fact be so adopted . The rules of a scheme must be acceptable to the Bank . 3. In terms of the mortgage bond to be registered the Borrower will grant the Bank power of attorney to act as the Borrower's agent in matters affecting the mortgaged unit and the Borrower's dealings with the Body Corporate ; this is done to protect the Bank ' s interest . 4. The insurers of the building must certify to the Bank that the Body Corporate has in terms of Section 37 of the Sectional Titles Act, 1986 , insured to the full replacement value the buildings and improvements of which the mortgaged unit forms part with an insurer approved by the Bank against all such risks as the Bank may specify . The amount of cover designated to the mortgaged unit must be certified by the insurers as not being for an amount less than the amount stated above . ȹ - ------ Borrower - effect - additiona l - i mprovements - to 12 - : 7 ȹ 7 ȹ s ȹ - rhe - Borrower's - attention - is - drawn - to the - fact the property after the date of this letter or should the Borrower consider the sum insured to be inadequate to cover the full replacement costs of the buildings and improvements from time to time . No claim shall lie against the Bank for any loss sustained by the Borrower that the South African Revenue Service("SARS") has ruled that it will use property transfers to ensure that, where applicable, the parties concerned are on the income tax register and that their tax returns and taxes due are up to date . Where sellers r ȹ Form 313 A (3/2016) Mercantile Bank Limited Registration Number 1965/006706/06 An authorised Financial services and Credit provider. NCRCP19 (PG ȹȹ

Annexure A - Page 10 of 14

owe taxes, conveyancers will be appointed as the agents of SARS to pay over monies held by them. SARS will notify conveyancers where there are problems relating to the tax affairs of buyers or sellers. The parties concerned will be given the opportunity to rectify matters, but should they fail to respond to the request, the issue of transfer duty receipts / exemptions will be delayed until SARS has issued garnishee orders or taken other steps to ensure compliance. These may include attaching properties or registering caveats against properties

12.7.7.6 The Borrower is obliged to make a full disclosure of all of its relevant tax related matters, as required from time to time by the attorney/conveyancer attending to the registration of the bond and / or transfer referred to herein.

12.7.7.7 Notwithstanding anything to the contrary contained herein, the Bank shall be entitled to withdraw from the Facility(ies) should the registration of the bond be delayed unreasonably as determined by the Bank, in its sole discretion.

12.8 The Bank reserves the right to re-evaluate any security whenever it deems fit, the cost thereof shall be for the Borrower's account and should the Bank require additional security, such security has to be provided on written demand.

12.9 The security recorded in the Facility letter and any that may be taken in future will apply to any facilities granted to the Borrower for obligations arising at any time now or in the future.

13. Combining of Accounts

If any Event of Default, as described above, occurs and the full amount due is not repaid by the Borrower when called upon to do so, the Bank may apply any moneys standing to the credit of any other account of the Borrower with the Bank in or towards the discharge of the obligations of the Borrower to the Bank in respect of the Facility(ies) or exercise whatever other rights it may have, at law.

14. Variation

The Bank reserves the right to affect amendments to this agreement, notice of which shall be given in writing. Should the Borrower lodge no objection to the amendments with the Bank within seven days after the dispatch thereof, the amendment shall be deemed to be accepted.

15. Costs

The Borrower will be liable for all out-of-pocket expenses incurred, including, but not limited to valuation fees, registration fees, stamp duties, legal expenses (including costs as between attorney and own client) charges and disbursements incurred by the Bank in implementing and maintaining the Facility(ies) and in recovering any amounts owed by the Borrower.

16. Proof of Indebtedness

A certificate of the balance owing to the Bank or of any calculation as provided herein, signed by any manager or director of the Bank, whose appointment need not be proved, shall be prima facie proof of the amount owing by the Borrower and/or such calculation, in any court, arbitration or business rescue proceedings.

17. Bank Liability

17.1 The Bank shall not have influenced or be deemed to have influenced, nor exercised, or be deemed to have exercised, any control over the decisions of the Borrower regarding the transactions for which the Facility(ies) is/are to be established and any other matters of any nature whatsoever, directly or indirectly pertaining to the business of the Borrower.

17.2 Furthermore, any and all determinations which the Bank has, or may make, or opinions which the Bank and its officers have, or may express in the course of its due diligence investigation have been, and shall be made or expressed, as the case may be, solely for the purposes of the Bank as a prudent lender acting in good faith.

17.3 Upon the occurrence of an Event of Default the Bank will have no further obligation to make any advances under the Facility(ies) and shall bear no liability whatsoever for not making any advance which the Borrower may then request from the Bank.

18. Confidentiality Undertaking

18.1 The Borrower and its directors, officers, employees, external auditors, legal advisors and other bona fide consultants retained by and acting on behalf of the Borrower will not divulge the Terms and Conditions of the Facility(ies) to any other person without the prior written permission of the Bank.

18.2 The Bank will not divulge any information provided to it by the Borrower, without the prior written consent of the Borrower, to any other person except to the external auditors, legal advisors and other bona fide consultants retained by and acting on behalf of the Bank and its Shareholders or when obliged to do so by law provided that such disclosure shall comply with applicable laws.

19. Jurisdiction

19.1 The Facility(ies) shall in all respects be governed by and construed in accordance with the laws of the Republic of South Africa and all disputes, actions and other matters in connection therewith shall be determined in accordance with such laws.

19.2 The Borrower, in accepting the Facility(ies) consents and submits to the jurisdiction of the Magistrates Court in respect of all proceedings connected with the Facility(ies), notwithstanding that the amount claimed or the value of the matter disputed exceeds such jurisdiction. Notwithstanding the above, the Bank shall be entitled to institute all and any proceedings against the Borrower in connection with this Facility(ies) in the High Court of South Africa and the Borrower hereby consents and submits to the jurisdiction of that Court, if so stipulated by the Bank.

Form 313 A (3/2016) Mercantile Bank Limited Registration Number 1965/006706/06 An authorised Financial services and Credit provider. NCRCP19

Annexure A - Page 11 of 14 20. 20.1 20.2 20.3 20.4 20.5 21. Early repayment If the interest rate levied in respect of the Facility(ies) is a variable interest rate then : Full repayment of the Facility(ies) or any early reductions thereof in multiples of R 10 000 may be made by the Borrower at any time subject to the Bank being given 90 days' written notice (or such shorter notice period as the Bank may agree to in writing) of the Borrower's intention to make such repayment or reduction . Early reductions will be limited to one in each calendar month If the Borrower makes an early reduction of the Facility(ies), the repayment of the remaining outstanding balance of the loan will, unless rescheduled by agreement between the parties, continue to be made according to the original payment terms . If no rescheduling arising from an early reduction is agreed to, the Borrower may (in addition to the utilisation of any undrawn portion of the Facility(ies)) draw, once in any calendar month and in multiples of R 10 000 , up to the amount of such reduction . The Bank may, however, at any time withdraw in whole or in part the Borrower's rights in terms of 20 . 3 . If the interest rate levied in respect of the Facility(ies) is a fixed interest rate, the Borrower may only settle or terminate the Facility(ies) earlier as originally agreed upon if the Borrower immediately pays to the Bank all the amounts, costs, fees, losses and damages referred to in 4 . 2 above . Domicilium The Borrower hereby chooses domicilium citandi at executandi for all purposes arising out of these Standard Terms and Conditions and all other agreements relating to the Facility(ies) granted to the Borrower at : 11 KEYES AVENUE ROSEBANK JOHANNESBURG 2196 and agrees that all communications sent by ordinary post and addressed to the aforesaid domicilium by or on behalf of the Bank shall be deemed to have been delivered to and received by the Borrower within 7 days after the date of the communication . The Borrower may change this domicilium by giving the Bank 7 days written notice to that effect . Company to be incorporated If this Facility letter is signed by a person in the name of, or if a person, in respect of the Facility, purports to act in the name of or on behalf of an entity that is contemplated to be incorporated in terms of the Companies Act 71 of 2008 ("the Act") but which does not yet exist at the lime, the following shall apply as conditions precedent : The company must be incorporated within 30 days of date hereof (unless such period has been extended by the Bank in writing) and written proof thereof submitted to the Bank on request 22.2 22.3 22.4 23 24. The board of the company must within 3 months after the date on which the entity was incorporated, completely ratify this Facility letter and/or the actions contemplated herein, proof of which must immediately be provided to the Bank . If the board of company has neither ratified nor rejected this Facility letter and/or the actions contemplated herein, the company must immediately provide the Bank with proof thereof, on receipt of which the Bank will give effect to this Facility letter and the company will be regarded to have ratified this Facility letter and/or the actions contemplated herein as provided in the Act ; Any person signing this Agreement shall be jointly and severally with the other persons who signed the Facility letter, where applicable, and personally liable for the liabilities created as provided in the Facility letter should the contemplated entity subsequently not be incorporated or if the company after incorporation rejects any part of this Facility letter; Should the provisions of 22 . 1 to 22 . 3 not be complied with strictly in accordance with their terms, the Bank may withdraw the Facility, in which event the person(s) who signed the Facility letter as contemplated herein, shall be jointly and severally with the other persons who signed the Facility letter, where applicable and personally liable to immediately pay to the Bank all amounts outstanding under the Facility as well as fees, costs, expenses and/or disbursements incurred by the Bank as envisaged in the Facility letter. Indulgences Any extension or leniency of time that may be granted by the Bank to the Borrower for payment of any amount or performance of any obligation under this agreement shall not be construed as a waiver or novation of, and will not otherwise effect any of the Bank's rights in terms hereof . Other Agreements 24 . 2 If the Bank has granted a credit card, foreign exchange, automated clearing bureau, letter of credit, guarantee or instalment finance facility to the Borrower or any other type of facility which may be subject to other/further terms and conditions not recorded herein, such facility is subject to the Borrower signing _ the Bank's required agreements and other documentation and the Facility(ies) may be withdrawn at any lime prior to the signing of such agreements and documentation . If there is a conflict between the provisions of such other agreement(s) and the provisions of the Facility letter, the provisions of the other 24 . 1 22. Notwithstanding anything else to the contrary contained herein, if the Facility(ies) or security referred to herein are subject to an existing instalment sale agreement or existing bond finance agreements or existing security agreements or any other written agreement, such agreements shall remain in full force and effect and the terms thereof shall not be varied/amended in any way whatsoever except as specifically agreed herein . 22.1 ȹ q Form 313 A (3/2016) Mercantile Bank Limited Registration Number 1965/006706/06 An authorised Financial services and Credit provider. NCRCP19 ȹ ȹ t - \

Annexure A - Page 12 of 14 agreement(s) will prevail. 25. Cession and Assignment The Borrower shall not be entitled to cede, transfer or assign, partially or entirely, any of his rights or obligations under this agreement to a third party . The Bank may cede, transfer or assign, partially or entirely, any of its rights or obligations under this agreement . 26. Consent and Condonation The Borrower consents and authorises the Bank to make enquiries concerning its credit history and/or conduct of accounts with any credit reference agencies and/or bank/s with which the Borrower has/had an account and to provide such agencies and/or banks with both positive and negative information regarding the conduct on the accounts of the Borrower held with the Bank . If the Bank made enquiries with any credit reference agencies and/or bank/s with which the Borrower has/had an account and/or provided such agencies and/or bank/s with both positive and negative information regarding the conduct on the accounts of the Borrower held with the Bank, prior to the signing of this Facility letter, the Borrower herewith condones such action/s of the Bank . . ȹ ȹ Fenn 313 A (3/2016) Mercantile Bank Limited Registration Number 1965/006706/06 An authorised Financial services and Credit provider. NCRCP19 ȹȹ U}q

Anne x ure A - Page 13 of 14 The terms to this Facility Letter Incorporating these Standard Terms and Conditions are hereby accepted . {i?. LV \ • ȹ ,0 1 \ t· ȹȹȹ v, - 0// 'LoSE..... ȹ rx ȹ r ȹ ȹ on the ȹ day of ȹ ȹ 1. - -- \ ffar ȹȹ 'b= q BORROWER Signed at Signature Full Names Full Names WITNESSES Signature ȹ ȹ N::: - --- - - - For and on behalf of the Borrower/The Borrower (and in his/her personal capacity in the event of an entity to be incorporated L. ȹ - --- ȹ \ s s ȹȹ ȹȹȹ Signatu r e ȹ c ȹ For and on behalf of the Borrower/The Borrower (and in his/her personal capacity in the event of an entity to be incorporated Orr{lNA MATOS D - A G <& m FullNames Address Identity Number > 0) - W_ . /2J,Of \ e. 5 < - \ C - -- tord ȹ /" \ _ \ 4 ], W e. S ȹ S+r - < C - { ȹ 5 u - - - + c u t t _ _.._:C.........."' -- '""' -------------------------- - Signature Full Names Address Identity Number ȹȹ 7 Cw.16 P'iu.A7 /+z.. vJw - r S 7e.c.er , S f'J - ...Jt:>To ض 35£78 - ' - cJvC ȹȹ Fann 3 13 A (3/2016) Mercant i le Ban k Lim i ted Registration Number 1965/006706/06 An authorised Financial services and Credit prov i der. NCRCP 1 9 0

ANNEXURE B TO FACILITY LETTER MERCANTILE BANK LIMITED - SOCIAL AND ENVIRONMENTAL MANAGEMENT SYSTEM CUSTOMER NAME: CARTRACK (PTY) LTD - REGISTRATION NO: 2001/006063/07 CHECKLIST Social and Environmental Assessment • Are you aware of the social and environmental laws of South Africa applicable to your business?. ON/A Ƒ No [B Yes Ƒ NIA Ƒ No l&Yes • Where appropriate does the company have training in place around compliance with social and environmental laws of South Africa? • Where appropriate does the company have a community engagement program in place with affected communities?. jg Yes Ƒ No 0 N/A Labor and Working Conditions • Does the company comply with the applicable Labor Legislation? Q:!,Yes Ƒ No 0 N/A governing Pollution, Effluent Management, Storage or use of Hazardous persons displaced who have historical entitlement to the right of use or N/A 0 Ƒ No 59,Yes • Does the company ensure that non - discriminatory and equal opportunity practices are in place? N/A 0 Ƒ No ȹ Yes • Does the company ensure that child labor is not engaged? 0 N/A Ƒ No ȹ Yes Does the company comply with the requirements of OHS? • 0 N/A Ƒ No Environmental Laws • Where applicable does the company comply with the applicable laws materials? Ezf, Yes 0 N/A Ƒ No • If applicable does the company have an emergency preparedness and response plan? IJ)Yes Land Acquisition and Involuntary Settlement Ƒ NIA Ƒ No • If land is involved was there not any involuntary location of communities or occupation of the land? fi5lYes 0 N/A Ƒ No • If so has there been appropriate consultation and is a grievance mechanism in place to deal with any issues arising? IB Yes Biodiversity Conservation and Sustainable Natural Resource Management Ƒ N/A Ƒ No • Where applicable does the company comply with all legislation governing legally protected areas? Of: - ,Yes 0 N/A Ƒ No • Where relevant does the company have an embedded sustainability strategy in line with the requirements of legislation? ȹ Yes Signature of and on behalf of : ȹȹ Date: ȹȹ ȹȹȹ ȹȹ i e,DC . ' ȹ q ε \ \ \ l Form 313 A (3/2016) Mercantile Bank Limited Registration Number 1965/006706/06 An authorised Financial services and Credit provider . NCRCP19 ic ȹ - , q